Exhibit 99.1

AmerInst Insurance Group, Ltd.
Continental Building, 25 Church Street
PO Box HM 1601
Hamilton HM GX, BERMUDA
Tel: (441) 295-6015
Fax: (441) 295-1702
www.amerinst.bm

August 9, 2010

My fellow shareholders,

In recent months, we have made significant strides in introducing small to mid-sized accounting and CPA firms—like yours—to a new and easier way to obtain professional liability insurance. We are now reaching out to shareholders with two requests: let us satisfy your professional liability insurance needs with our comprehensive coverage and very competitive rates; and help us share our message with other accounting firms in your network.

As shareholders, you represent an important role in our future strategy and we value your comments and suggestions. You are also investors with whom we have an established relationship and we are committed to delivering shareholder value.

Much of the work we have done to date has been behind the scenes, integrating technologies, automating processes and strengthening our capabilities. We are now at a stage where we can share what has been done and offer you some truly exciting opportunities. Take a moment to visit www.protexure.com. Find out how two minutes could save you a substantial amount on your professional liability insurance. Click to get an instant premium estimate or apply online.

Spread the word about how AmerInst is making a difference and encourage your friends and associates to experience our competitive professional liability coverage. Many accounting firms are moving in new directions in an effort to manage in today’s economy. Tell us more about you and your practice so we can keep pace with changes that affect your business. What are the unique needs of your firm? How can our insurance solutions bring added benefit? When does your current professional liability policy expire? We will give you a quote 60 days before your expiration date.

We look forward to hearing from you—with your insurance needs, referrals to your professional network, and your comments on how we can improve. We encourage you to provide feedback so we can strengthen the dialog between us. Please call us so we can earn your professional liability business.

Sincerely,

Irvin F. Diamond, CPA	Kyle Nieman
Chairman	President & CEO
AmerInst Insurance Group, Ltd.	AmerInst Professional Services, Ltd.
505-998-3205	630-799-2000
idiamond@redw.com	kyle.nieman@amerinstpro.com